Consent of Independent Registered Public Accounting Firm

The Board of Directors

ClearBridge Energy MLP Opportunity Fund Inc.

We consent to use of our report dated May 18, 2011, included herein, with respect to the statement of assets and liabilities (in Organization) of ClearBridge Energy MLP Opportunity Fund Inc., as of May 13, 2011, and the related statement of operations (in Organization) for the period from April 5, 2011 to May 13, 2011, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

May 18, 2011